Exhibit (a)(5)(B)

Barings BDC announces commencement of tender offer

Notifications begin today to stockholders for modified “Dutch Auction” tender offer

Barings BDC announces commencement of tender offer to purchase up to $50 million of its common stock

Barings BDC, Inc. (NYSE:BBDC) will begin notifications to stockholders today that is has commenced a modified “Dutch Auction” tender offer.

READ	BARINGS BDC’S LATEST ANNOUNCEMENT ON THE LISTING This press release provides additional information on Barings BDC’s tender offer
CALL	INFORMATION AGENT FOR THE OFFERING: Alliance Advisors, LLC (888) 991-1291 baringsbdc@allianceadvisors.com

If your clients have no desire to tender their shares, they may disregard the tender materials.

300 South Tryon Street, Suite 2500, Charlotte, North Carolina 28202

(704) 805-7200

www.baringsbdc.com

FOR BROKER DEALER USE ONLY. NOT FOR PUBLIC DISTRIBUTION.

This communication is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of Barings BDC, Inc. (“Barings BDC”). The full details of the tender offer, including complete instructions on how to tender shares, are included in the Offer to Purchase, dated August 7, 2018, the related Letter of Transmittal and the other documents related to the tender offer (referred to herein as the “Tender Materials”), which Barings BDC has filed with the Securities and Exchange Commission (the “SEC”) and is distributing to stockholders. Stockholders are urged to carefully read the Tender Materials because they contain important information, including the terms and conditions of the tender offer. Stockholders may obtain free copies of the Tender Materials at the SEC website at www.sec.gov or by calling Alliance Advisors, LLC, the information agent for the tender offer, at (888) 991-1291. Questions and requests for assistance by retail stockholders may be directed to Alliance Advisors, LLC at (888) 991-1291. Questions and requests for assistance by institutional stockholders may be directed to Wells Fargo Securities, LLC, the exclusive dealer manager for the tender offer, at (212) 214-6400 or (877) 450-7515 (Toll-Free). In addition, stockholders may obtain free copies of Barings BDC’s filings with the SEC from Barings BDC’s website at www.baringsbdc.com or by contacting Barings BDC at 300 South Tryon Street, Suite 2500, Charlotte, North Carolina 28202 or by phone (704) 805-7200.

Certain statements contained in this communication may be “forward-looking” statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management’s current estimates, projections, expectations or beliefs, and which are subject to risks and uncertainties that may cause actual results to differ materially. Forward-looking statements include, but are not limited to, the ability of Barings LLC to manage Barings BDC and identify investment opportunities, the ability to complete the Tender Offer, the price at which shares of common stock may trade on The New York Stock Exchange LLC, which may be higher or lower than the purchase price in the Tender Offer, and some of these factors are enumerated in the filings Barings BDC makes with the SEC. These statements are subject to change at any time based upon economic, market or other conditions and may not be relied upon as investment advice or an indication of the fund’s trading intent. Important factors that could cause actual results to differ materially from plans, estimates or expectations included in this press release include, among others, those risk factors detailed in Barings BDC’s definitive proxy statement on Schedule 14A, filed with the SEC on June 1, 2018, and from time to time in Barings BDC’s reports filed with the SEC, including Barings BDC’s annual report on Form 10-K, periodic quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC. The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise.

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